EXHIBIT 5.1

[Letterhead of Gardner Carton & Douglas]

October 16, 2003

SOLA International Inc.

Torrey View Corporate Centre

10590 West Ocean Air Drive

Suite 300

San Diego, California 92130

Re:    Registration Statement on Form S-3

Ladies and Gentlemen

We have acted as special counsel to SOLA International Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of its Registration Statement on Form S-3, as amended (File No. 333-109383) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance and sale, from time to time, pursuant to Rule 415 under the Securities Act of up to $400,000,000 aggregate public offering price of:

1. one or more series of senior and subordinated debt securities of the Company (the “Debt Securities”), which may be issued pursuant to that certain indenture by and between the Company and State Street Bank and Trust Company of California, N.A., as trustee dated as of March 19, 1998 and filed as exhibit 4.2 to the Registration Statement;

2. shares of the Company’s common stock, par value $0.01 per share (“Common Stock”);

3. shares of the Company’s preferred stock, par value $0.01 per share (“Preferred Stock”);

4. depositary shares ( “Depositary Shares”) representing interests in the Company’s Preferred Stock, to be evidenced by depositary receipts issued pursuant to a depositary agreement;

5. warrants to purchase Debt Securities, Common Stock or Preferred Stock (“Warrants”);

6. stock purchase contracts, including contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified or varying number of shares at a future date or dates (“Stock Purchase Contracts”); and

7. stock purchase units, consisting of a stock purchase contract and Debt Securities, Preferred Stock or debt obligations of third parties (the “Stock Purchase Units”).

Sola International Inc.

October 16, 2003

Each of the Debt Securities, Common Stock, Preferred Stock, Depositary Shares, Warrants, Stock Purchase Contracts and Stock Purchase Units is referred to as a “Security.”

For purposes of this opinion, we have examined the Amended and Restated Certificate of Incorporation of the Company and such other documents as we have deemed necessary. We have assumed that at the time of issuance of any Security that the Registration Statement will be effective under the Act and the issuance and sale of the Common Stock and the Preferred Stock will not violate any applicable law or agreement or instrument then binding on the Company or any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

This opinion is limited to the laws of the State of Delaware, and we do not express an opinion on federal laws or the laws of any other jurisdiction.

Subject to the assumptions, qualifications and limitations that are identified in this letter, we are of the opinion that:

1. The shares of Common Stock to be issued pursuant to the Registration Statement will be validly issued, fully paid and nonassessable when:

(a) the Board of Directors of the Company or a duly constituted and acting committee thereof (the Board of Directors or such committee being referred to herein as the “Board”) has taken all necessary corporate action to approve the issuance and the terms of the offering of the shares of Common Stock and related matters; and

(b) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered either (i) in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the Board, or (ii) upon conversion, exercise or exchange of any Security, in accordance with the terms of such Security or the instrument or agreement governing such Security providing for such conversion, exercise or exchange as approved by the Board, for the consideration approved by the Board (not less than the par value of the Common Stock).

2. The shares of Preferred Stock to be issued pursuant to the Registration Statement will be validly issued, fully paid and nonassessable when:

(a) the Board has taken all necessary corporate action to approve the issuance and terms of the shares of Preferred Stock, the terms of the offering thereof and related matters, including the adoption of a certificate of designation relating to such Preferred Stock conforming to the Delaware General Corporation Law (a “Certificate”) and the filing of the Certificate with the Secretary of State of the State of Delaware; and

Sola International Inc.

October 16, 2003

(b) certificates representing the shares of Preferred Stock have been duly executed, countersigned, registered and delivered either (i) in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the Board, or (ii) upon conversion, exercise or exchange of any Security, in accordance with the terms of such Security or the instrument or agreement governing such Security providing for such conversion, exercise or exchange as approved by the Board, for the consideration approved by the Board (not less than the par value of the Preferred Stock).

In preparing this letter we have relied without independent verification upon: (i) information contained in certificates obtained from governmental authorities; (ii) factual information provided to us by the Company or its representatives; and (iii) factual information we have obtained from such other sources as we have deemed reasonable. We have assumed that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.

This letter speaks as of the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which we did not have knowledge at that time, by reason of any change subsequent to that time in any law, other governmental requirement or interpretation thereof covered by any of our opinions or advice, or for any other reason.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/    Gardner Carton & Douglas